Exhibit 21.1

PREDICTIVE ONCOLOGY INC.

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Incorporation

Helomics Corporation	Delaware
Skyline Medical, Inc.	Delaware